UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 21, 2006
MIKOHN GAMING CORPORATION
(Exact Name of Registrant as Specified in Charter)

NEVADA (State or Other Jurisdiction of Incorporation)	000-22752 (Commission File Number)	88-0218876 (I.R.S. Employer Identification No.)
920 Pilot Road
Las Vegas, Nevada 89119
(Address of Principal Executive Offices)
(702) 896-3890
(Registrants telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On March 22, 2006, Mikohn Gaming Corporation, a Nevada corporation d/b/a Progressive Gaming International Corporation (the “Company”), issued a press release, which discusses certain anticipated unaudited financial results for the quarters ended September 30, 2005 and December 31, 2005. A copy of that press release is furnished as Exhibit 99.1 to this Form 8-K.
     To supplement its consolidated financial statements presented in accordance with GAAP, the Company uses the non-GAAP measure of EBITDA. This non-GAAP measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and our prospects for the future. Specifically, the Company believes that EBITDA provides useful comparative information to both management and investors by excluding semi-annual interest payments and other certain expenses that are not consistent from period to period. Additionally, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     (a) On March 21, 2006, the Company determined that it would reclassify $2.5 million from a nonrecurring licensing transaction that was completed in the third quarter of fiscal 2005, from revenues into the operating expense category on its income statement. As a result, the Company determined that it will be required to amend its quarterly report on Form 10-Q for the three and nine months ended September 30, 2005 to reflect this reclassification. The Company reached these conclusions after consultation with its outside auditors.
     An authorized officer of the Company has discussed the matters set forth above with the Company’s independent registered public accounting firm.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     See Exhibit Index attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mikohn Gaming Corporation
	By:	/s/ Michael A. Sicuro
Date: March 23, 2006		Michael A. Sicuro
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 22, 2006.